Exhibit 3.283

State of Florida

Department of State

I certify the attached is a true and correct copy of the Articles of Incorporation of PASCO LAKES INC., a corporation organized under the laws of the State of Florida, filed on September 22, 1989, as shown by the records of this office.

The document number of this corporation is L18203.

Given under my hand and the Great Seal of the State of Florida at Tallahassee, the Capital, this the Second day of November, 2012.

Ken Detzner

Secretary of State

FLORIDA DEPARTMENT OF STATE

THE ATTACHED COPIES ARE THE BEST AVAILABLE. SOME OR ALL OR THE DOCUMENTS SUBMITTED FOR FILING WERE NOT SUITABLE FOR MICROFILMING.

ARTICLES OF INCORPORATION

We, the undersigned, hereby associate ourselves together for the purpose of becoming a corporation under the laws of the State of Florida, by and under the provisions of the Statutes of the State providing for formation under the provisions of the Statutes of the State providing for formation, [ILLEGIBLE], rights, privileges and [ILLEGIBLE] of a corporation for profit.

Article 1

CORPORATION NAME

The name of this corporation is: Pasco Lakes Inc.

(Hereinafter referred to as the Corporation)

Article 2

NATURE OF BUSINESS

The general nature of the business and objects and purposes proposed to be transacted, promoted or carried on, are to do any and all of the things hereinafter mentioned, as fully and to the same extent as natural persons might or could do, vix:

(a)	To invest in and purchase real estate; make and purchase materials for the construction of buildings; to own, manage, operate, lease, and sell buildings; to conduct and carry on the business of builders and contractors for the purpose of building, erecting, altering, repairing, or doing any other work in connection with any and all classes of building and improvements of any kind and nature whatsoever, including the construction of roads, avenues, docks, slips, sewers, bridges, walls, wells, canals, railroad or street railways, water supply systems, power plants, and generally in all classes of building works and erections, both public and private, integral parts thereof.

(b)	To build, repair, maintain, and service all types of roads or buildings.

(c)	To acquire and pay for: stocks or bonds of the corporation or otherwise, the good will, rights, assets and property, and to undertake [ILLEGIBLE] the whole, or any part, of the obligations of liabilities of any person, firm, association, partnership or corporation.

(d)	To borrow or raise moneys for any of the purposes of the corporation, and to draw, make, accept, endorse, [ILLEGIBLE], and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and other evidence of indebtedness, and to secure the payments of any thereof, and of the interest thereon by mortgage upon, or pledge of convenance, or assignment in part of the whole or any part of the property of the corporation, whether at the time owned or otherwise acquired, and to sell, pledge, or otherwise dispose of such bonds or other obligations of the corporation for its purposes. The above shall not be deemed to authorize the discounting of bills or notes, or the buying and selling of bills of exchange.

(e)	To subdivide, develop, excavate dirt and clay, sell dirt and clay, and improve all types of acreage and real estate.

(f)	To provide services and/or technically skilled consultants for its own use and for employment by others.

(g)	To have one or more officers to carry on all or any of the operations and business and so far as may be reasonably necessary to the carrying out of other purposes to purchase or otherwise acquire, build, own, mortgage, sell, convey or otherwise dispose of real and personal property of every class and description in any of the States of the United States, districts, territories, or colonies of the United States of America.

(h)	To do all and everything necessary, suitable, convenient, or proper for the accomplishment of any of the purposes, or the attainment of any or all of the objects herein enumerated or incidental to the powers herein named, which shall at any time appear conducive or expedient for the protection or benefit of the corporation, either as holders of or interest in any property or otherwise with all the powers now or hereafter conferred by the laws of the State of Florida upon corporations.

Article 3

CAPITAL STOCK

The maximum number of shares of capital stock that this corporation is authorized to have outstanding at any time is one hundred (100) shares with a par value of Ten Dollars ($10.00) per share.

Article 4

AMOUNT OF CAPITAL TO BEGIN BUSINESS OPERATION WITH

The amount of capital with which this corporation will begin business is Twelve Hundred ($1,200) Dollars.

Article 5

CORPORATE EXISTENCE

This corporation shall have perpetual existence.

Article 6

[ILLEGIBLE]

…[ILLEGIBLE]… of business of said corporation is to be …[ILLEGIBLE]… Highway 92, Tampa, Florida, …[ILLEGIBLE]… with the privileges, however, [ILLEGIBLE], business at any other [ILLEGIBLE]… State of Florida or in foreign countries. MORTON S. SHANBERG S-107, 9406 E. Highway 92, Tampa, Florida 33610, is hereby designated as Resident Agent of the corporation.

Article 7

NUMBER OF DIRECTORS

The number of directors of the corporation shall be two, but the by-laws may provide for an increase or decrease in the number thereof as is authorized by law.

Article 8

DIRECTORS

The names and post office addresses of the first Board of Directors of this corporation who shall hold office for the first year or until successors are chosen, shall be:

President:

Larry G. Gillford

P.O. Box 7001

Wesley Chapel, FL 33543

Secretary-Treasurer:

Morton S. Shanberg

S-107

9406 E. Highway 92

Tampa, Florida 33610

Article 9

SUBSCRIBERS

The names and post office addresses of each subscriber to these Articles of Incorporation are as follows:

Name: Larry G. Gillford

Number of Shares: 50

Address: P.O. Box 7001

Wesley Chapel, FL 33543

Name: Morton S. Shanberg

Number of Shares: 50

S-107

9406 E. Highway 92

Tampa, Florida 33610

Article 10

SPECIAL PROVISIONS

The officers of this corporation shall be a president, a treasurer, a secretary, and such officers and agents as may be deemed necessary. All officers, agents and factors as may be necessary shall be chosen in such a manner, hold their offices for such terms and have such powers and duties as may [ILLEGIBLE] by the by-laws or determined by the Board of Directors.

This corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation by a vote of its Board of Directors in the manner prescribed by Law. IN WITNESS WHEREOF, we the undersigned subscribing incorporators have hereunto set our hands and seal this 12th day of September, 1989 for the purpose of forming this corporation under the laws of the State of Florida and hereby make and files in the Office of the Secretary of the State of the State of Florida these Articles of Incorporation, and certify that the facts herein stated are true and correct.